TRUST AGREEMENT

THIS AGREEMENT made as of the 30th day of April, 2013.

AMONG:

MINCO SILVER CORPORATION, a corporation incorporated under the laws of British Columbia and having an address at Suite 2772 - 1055 West Georgia Street Vancouver, British Columbia, V6E 3P3

(“Minco Silver”)

AND:

MINCO GOLD CORPORATION, a corporation incorporated under the laws of British Columbia and having an address at Suite 2772 – 1055 West Georgia Street Vancouver, British Columbia, V6E 3P3

(“Minco Gold”)

AND:

MINCO RESOURCES LIMITED, a limited company incorporated under the laws of Hong Kong having an address at Suite 3201, Jardine House, 1 Connaught Place, Central, Hong Kong

(“Minco Resources”)

AND:

MINCO MINING (CHINA) CORPORATION, a company duly incorporated pursuant to the laws of the Peoples Republic of China and having an office at Suite 1706, Tower C, Global Trade Centre, 36 East Beisanhuan Road, Dongcheng District, Beijing, China, 100013

(“Minco China”)

WHEREAS:

a)	Minco China is a wholly-owned subsidiary of Minco Resources;

b)	Minco Resources is a wholly-owned subsidiary of Minco Gold;

c)	Minco China is the holder of a 90% equity interest in Foshan Minco Mining Co. Ltd. (“Foshan”) which in turn holds the permits and licenses pertaining to the Fuwan silver project (the “Fuwan Silver Project”);

d)	The interests in Foshan are held by Minco China in trust for Minco Silver;

e)	Minco Silver will advance the sum of US$20 million (the “Funds”) to Minco China via Minco Gold and Minco Resources for the purposes of investment in Foshan to increase Foshan’s registered capital;

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f)	Minco China will hold the Funds in trust for Minco Silver;

g)	Any interest accrued on the Funds shall be for the sole benefit of Minco Silver; and

h)	Minco China shall convert the US funds into RMB.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the agreements and payments provided herein, the parties agree as follows:

1.      Minco Gold, Minco Resources and Minco China shall hold the Funds in trust for, and on behalf of Minco Silver for the express purpose of advancing the Funds to Foshan on behalf of Minco Silver as an additional contribution to the registered capital of Foshan. Minco Gold, Minco Resources and Minco China shall have no beneficial interest in the Funds and shall only deal with the Funds in accordance with the written direction of Minco Silver from time to time.

2.      Minco China shall convert the US$20 million into RMB in a timely fashion and Minco Silver shall cover the expenses related to such conversion.

3.      Upon the written demand of Minco Silver at any time after the US$20 million is converted to RMB, Minco China shall forthwith transfer the Funds to such entity or entities as may be designated by Minco Silver and each of Minco Gold, Minco Resources and Minco China will perform and execute every other act, matter or thing, instrument, document, writing, agreement or covenant necessary, desirable or useful in connection therewith.

4.      Minco Gold, Minco Resources and Minco China shall not be entitled to receive any remuneration or compensation of any kind for the services provided to Minco Silver hereunder.

5.      This agreement has a term commencing as of the effective date hereof and terminating at such time as Minco Gold, Minco Resources and Minco China no longer holds any Funds in trust for, and on behalf of, Minco Silver. This agreement may be amended or terminated only with the written consent of each of Minco Silver, Minco Gold, Minco Resources and Minco China.

6.      This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the parties hereto, and shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

7.      This Agreement may be signed by facsimile and in counterpart. Signed counterpart copies, when read together, shall be irrevocably deemed to constitute a single binding Agreement signed by both parties.

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TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the 30th day of April, 2013 but with effect as of the date first above written.

MINCO SILVER CORPORATION

Per: /s/Jennifer Trevitt

       Authorized Signatory

MINCO GOLD CORPORATION

Per: /s/Ellen Wei

       Authorized Signatory

MINCO RESOURCES LIMITED

Per: /s/Ken Cai

       Authorized Signatory

MINCO MINING (CHINA) CORPORATION

Per: /s/Jiaqiang Wang

       Authorized Signatory